EXHIBIT 99

FOR IMMEDIATE RELEASE

Contacts:  Louis Adams/Chris Barnes, Media Relations            Lynn Schweinfurth, Investor Relations
                       (972) 770-4967/(972) 770-4959                               (972) 770-7228

WILSON CRAFT STEPS DOWN AS PRESIDENT
 OF CHILI'S GRILL & BAR

DALLAS (Feb. 21, 2005) -- Brinker International, Inc. (NYSE: EAT), today announced the resignation of Wilson Craft as President of Chili's Grill & Bar. Todd Diener, Chief Operating Officer for Brinker, will assume Craft's responsibilities on an interim basis.

"This is an extremely difficult decision to make but one that I feel is the right choice for me and my family at this time," said Craft, who had served as President since 2003. "I am very confident that the Chili's leadership team and our dedicated restaurant operators in the field will continue to drive the success of this brand well into the future."

Diener, who served as Chili's President from 1998 to 2003, said that Craft played a key role in the growth of the brand.

 "I've greatly enjoyed working with Wilson throughout his 20 years with the company and know how hard it was for him to step down," said Diener. "The operations, culinary and marketing initiatives he put into place have laid a solid foundation at Chili's, which this year will open more new restaurants than in any previous year in its history.

 "Everyone at Brinker wishes him and his family nothing but the best," he added.

 Chili's Grill & Bar, which operates and franchises more than 1,000 locations in 49 states and 24 countries, is owned by Dallas-based Brinker International, a recognized leader in casual dining. Other Brinker restaurant concepts include Romano's Macaroni Grill, Maggiano's Little Italy, On The Border Mexican Grill & Cantina, Corner Bakery Cafe, Big Bowl Asian Kitchen and Rockfish Seafood Grill.

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